EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Crown Crafts, Inc.:

We consent to the incorporation by reference in the registration statements No. 033-64499, No. 333-136868 and No. 333136868 on Form S-8 of Crown Crafts, Inc. and subsidiaries of our report dated June 19, 2013, with respect to the consolidated balance sheets of Crown Crafts, Inc. and subsidiaries as of March 31, 2013 and April 1, 2012 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years then ended, and the related financial statement schedule, which report appears in the March 31, 2013 annual report on Form 10-K of Crown Crafts, Inc. and subsidiaries.

/s/ KPMG LLP

Baton Rouge, Louisiana

June 19, 2013